Exhibit 10.16

June 28, 2007	430 North McCarthy Blvd Milpitas, California 95035 USA

John Peeler	408 546-5000
C/O JDSU	www.jdsu.com
430 N. McCarthy Blvd
Milpitas, CA 95035

Re:	Separation from JDS Uniphase Corporation on June 30, 2007

Dear John:

This letter will confirm the terms of your separation from your employment with JDS Uniphase Corporation and its subsidiaries and affiliated entities (the “Company” or “JDSU”) on June 30, 2007 (the “Termination Date”). The Effective Date of this Agreement will be the 8th day following the date of your signature below.

On or before the Termination Date the Company will provide you with your final paycheck, which will include all accrued, but unpaid base pay and accrued ESPP contributions, if any. Any stock options and other equity awards including restricted stock units previously granted to you that are not vested as of the Termination Date will be cancelled and you will have 90 days from the Termination Date to exercise vested stock options.

Additionally, within seven (7) days of the Effective Date of this Agreement, the Company shall provide you with the following two payments: (a) $168,750 representing the FY2007 second half bonus that the Company currently projects you would have otherwise earned and been paid in late August, 2007 under the Company’s standard employee bonus plan for CommTest employees employed by the Company as of the date of such payment; and (b) $113,750, representing the fourth installment of your retention bonus pursuant to your Employment Agreement dated May 23, 2005 as amended (hereinafter the “Employment Agreement”) which otherwise would have been paid to you with your first regular paycheck following June 30, 2007. Both of these payments will be provided less applicable withholdings as required by local, state and federal law.

Upon the termination of your employment you will be eligible for COBRA benefits continuation. A package containing appropriate COBRA information will be mailed to you shortly after your termination by the Company’s outside vendor that manages this program for JDSU.

The Company hereby reaffirms its continuing obligations to you pursuant to the Company’s Articles, Bylaws and applicable law to defend and indemnify you against claims, actions and causes of action arising out of your employment and service to the Company. For clarity, these obligations will survive the Effective Date of this Agreement. You will also continue to be covered under the applicable Company insurance policies relative to such claims. You agree to assist the Company as reasonable necessary to effectuate the obligations reaffirmed under this paragraph.

In the event you presently are serving as a director or in a similar capacity relative to any Company subsidiary and affiliate, the Company’s legal department will work with you to ensure you are relieved from such obligations. Thank you in advance for your assistance with that process.

For clarity, any previously executed agreements concerning Company confidential and proprietary information and assignment of inventions will continue in full force and effect in accordance with their terms. In addition, and again for clarity only, you and the Company acknowledge that the following provisions of the Employment Agreement shall continue in full force and effect in accordance with their terms: Section 6 (Termination Obligations), Section 7 (Noncompetition; Nonsolicitation, including Exhibit “A” to the Employment Agreement referred to in such Section 7), Section 8 (Legal Fees). Except as described in this letter agreement, any further rights under the Employment Agreement, and any other agreements, whether written or oral, shall be terminated as of the Effective Date hereof, including without limitation any right to severance payments, bonus payments, stock option or other equity award vesting or other benefits. This Agreement shall represent the entire understanding between you and the Company regarding the terms of your employment and termination of employment, will supersede any previous discussions and understandings, and may not be modified except in writing signed by you and the Company.

In consideration of the terms of this Agreement and exchange in particular for the payments described above, you agree, on behalf of yourself, your successors and your assigns, to release and absolutely discharge the Company and its present and former officers, directors, agents, employees, attorneys, insurers and affiliated entities from any claims, actions and causes of action, known or unknown, that you may now have, or at any other time had, or shall or may have against these released parties including claims arising from or related to your employment, the termination of your employment, or any other matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time up to and including the date of execution of this Agreement, including but not limited to claims for compensation (including bonus and severance payments), stock options or claimed rights related to stock options, breach of contract, wrongful termination, retaliation, fraud, misrepresentation, unfair business practices, breach of fiduciary duty, personal injury, defamation or national origin, race, color, age, sex, sexual orientation, religious, disability, medical condition or other discrimination or harassment under the Civil Rights Act of 1964, the Family and Medical Leave Act, the Age Discrimination In Employment Act of 1967 (including the Older Workers’ Benefit Protection Act), the Americans with Disabilities Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, the California Labor Code (and analogous laws of any other state), state and federal securities laws or any other applicable law, all as they have been or may be amended. To the fullest extent permitted by law, you agree not to file any claim, action or demand based on any of the matters released above.

You agree that this release specifically covers known and unknown claims and you waive your rights under Section 1542 of the California Civil Code or under any comparable law of any other jurisdiction. Section 1542 states: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor”.

If any provision of this Agreement is for any reason found by an arbitrator or a court of competent jurisdiction to be unenforceable, the remainder of this Agreement shall continue in full force and effect.

You agree that you have been advised that you have twenty-one (21) days to consider the terms of this Agreement (but may sign it at any time beforehand if you so desire), and that you can consult an attorney in doing so. You also understand that you can revoke your acceptance of the terms of this Agreement within seven (7) days of signing it by sending a certified letter to that effect to the Company’s General Counsel. Notwithstanding the foregoing, you agree that the portion of this Agreement that pertains to the release of claims under the ADEA shall not become effective or enforceable until the seven (7) day revocation period has expired, but that all other terms of this Agreement will become effective upon your signature below.

John, on behalf of all of us at JDSU we again thank you for your dedication, commitment and many years of service and contributions to the Company. We wish you the best in your future endeavors.

Very Truly Yours,

Dave Vellequette
Chief Financial Officer

Agreed and Accepted:	Date:

John Peeler